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Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in millions)

						Three Months Ended
								Year Ended December 31, 2004 on a pro forma basis for the exchange offer(1)(4)(5)
	Fiscal Year
						April 1, 2005	March 26, 2004
	2000	2001	2002	2003	2004
(Loss)/Earnings:
Net (loss)/earnings prior to cumulative effect of a change in accounting principle	37.0	(336.4)	(374.7)	(157.1)	(285.3)	1.2	(4.3)	(88.3)
Taxes on income	15.2	123.4	14.7	47.4	53.1	8.0	13.4	53.1
Total fixed charges	96.0	97.6	96.9	107.2	106.0	17.5	28.3	77.2
Capitalized interest	(.2)	(.7)	(1.4)	(.3)	—	—	—	—
Capitalized interest amortized	2.4	2.2	2.3	2.3	2.3	0.6	0.6	2.3
Equity (earnings)/loss of non-consolidated affiliated companies accounted for by the equity method, net of dividends	(8.9)	(4.6)	(6.2)	(12.5)	(16.4)	5.1	4.0	(16.4)

	141.5	(118.5)	(268.4)	(13.0)	(140.3)	32.4	42.0	27.9

Fixed Charges:
Interest expense	83.3	84.5	83.0	95.5	94.6	14.7	25.5	65.8
Capitalized interest	.1	.7	1.4	.3	—	—	—	—
Imputed interest on non-capitalized lease payment	12.6	12.4	12.5	11.4	11.4	2.8	2.8	11.4

	96.0	97.6	96.9	107.2	106.0	17.5	28.3	77.2

Ratio of earnings to combined fixed charges and preferred share dividends(2)(3)	1.47	—	—	—	—	1.85	1.49	—

(1)
The pro forma results for the year ended December 31, 2004 include a $5.8 reduction in interest on the senior secured credit agreement, a $1.5 increase in interest on the 2005 notes, a $4.9 reduction in interest on the Robbins bonds, a $10.8 reduction in interest on the convertible notes and $8.7 reduction in dividends on the trust securities.

(2)
Includes an increase in the tax valuation allowance of $197.0 in 2001, $175.6 in 2002 and $58.0 in 2003.

(3)
Earnings are inadequate to cover fixed charges by $216.1, $365.3, $120.2 and $246.3 for the fiscal years 2001, 2002, 2003 and 2004. The coverage deficiency is $49.3 for the year ended December 31, 2004 on a pro forma basis.

(4)
Reflects that:

•
holders of 94.3% of the aggregate principal amount of 2005 notes tendered in the equity-for-debt exchange offer;

•
holders of 99.2% of the aggregate principal amount, outstanding as of June 25, 2004, of 2009 Series C Robbins bonds tendered in the equity-for-debt exchange offer;

•
holders of 99.1% of the accreted principal amount, outstanding as of June 25, 2004, of Series D Robbins bonds tendered in the equity-for-debt exchange offer;

•
holders of 73.4% of aggregate principal amount, outstanding as of June 25, 2004, of 2024 Series C Robbins bonds tendered;

•
holders of 98.5% of the aggregate principal amount of convertible notes tendered in the equity-for-debt exchange offer; and

•
holders of 59.3% of the aggregate liquidation amount of trust securities tendered in the equity-for-debt exchange offer.

        The numerator of the above ratio consists of the following:

  •
  net earnings (loss) prior to cumulative effect of change in accounting principle, plus

  •
  the provision (benefit) for income taxes, plus

  •
  fixed charges, minus

  •
  capitalized interest, plus

  •
  capitalized interest amortized, minus

  •
  equity earnings of non-consolidated subsidiaries accounted for by the equity method, net of dividends.

        Fixed charges include the sum of the following:

  •
  interest expensed and capitalized;

  •
  amortized premiums, discounts and capitalized expenses related to indebtedness; and

  •
  imputed interest on non-capitalized lease payments.

(5)
Reflects the award of 1,901,810 common shares of Foster Wheeler Ltd. to members of Foster Wheeler's senior management and board of directors, subject to certain restrictions, under a restricted stock plan, which we adopted in conjunction with the closing of the equity-for-debt exchange offer. Grants under the restricted stock plan will be expensed over an approximate 27-month vesting period. Also, reflects the issuance of options to purchase 26,866 common shares to members of the board of directors under a stock option plan adopted in conjunction with the closing of the exchange offer. The options vest over a 13-month period.

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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (in millions)